Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Stitch Fix, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.00002 per share	Other(2)	5,781,112 (3)	$3.39(2)	$19,597,969.68	0.00011020	$2,159.70
Total Offering Amounts				–	$19,597,969.68	–	$2,159.70
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$2,159.70

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Stitch Fix, Inc. (the “Registrant”) that become issuable under the Stitch Fix, Inc. 2017 Incentive Plan (the “2017 Plan”) by reason of any stock split, stock dividend, recapitalization or any other similar transaction effected which results in an increase in the number of Registrant’s outstanding shares of Class A common stock, as applicable.
(2) Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $3.39 per share, the average of the high and low prices of the Registrant’s Class A common stock on September 14, 2023 as reported on the Nasdaq Global Select Market.
(3) Represents shares of Class A common stock that were added to the shares reserved for future issuance under the 2017 Plan on July 30, 2023 pursuant to an evergreen provision contained in the 2017 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2017 Plan may be increased by the Registrant’s Board of Directors (the “Board”), or the Compensation Committee of the Board (the “Compensation Committee”), as of the first day of each fiscal year, starting in 2018 and ending in 2027, by a number of shares of Class A common stock that does not exceed 5.0% of the total number of shares of all classes of common stock outstanding on the last day of the preceding fiscal year. On July 20, 2023, the Board approved an increase to the shares reserved for issuance under the 2017 Plan as of July 30, 2023, the first day of the Registrant’s 2024 fiscal year, by the number of shares of the Registrant’s Class A common stock equal to 5% of the total number of shares of capital stock outstanding on July 29, 2023, the final day of the Registrant’s 2023 fiscal year.